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                                                                    EXHIBIT 5.1
                       [Letterhead of Latham & Watkins]







                                March 17, 1999






Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California  91320-1789

                Re:  Amgen Inc.
                     Common Stock, par value $.0001 per share
                     Registration on Form S-8
                     ----------------------------------------

Ladies and Gentlemen:

                At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 200,000 shares of Common Stock, par value $.0001 per share (the "Shares"), to be sold by Amgen Inc. (the "Company") under the Amgen Limited Sharesave Plan (the "Plan"). We are familiar with the proceedings undertaken in connection with the authorization and proposed issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

                Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the issuance of Shares under the terms of the Plan and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

                We consent to your filing this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ Latham & Watkins